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                                                      OMB NUMBER: 3235-0104
                                                      Expires: December 31, 2001
                                                      Estimated average burden
                                                      Hours per response 0.5


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3/A

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

Von Hoff                              Daniel              D.
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   (Last)                            (First)              (Middle)

c/o Genta Incorporated
Two Connell Drive
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                                    (Street)

Berkeley Heights                       NJ                   07922
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     1/12/00
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3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4.   Issuer Name and Ticker or Trading Symbol

     Genta Incorporated (Nasdaq: GNTA)
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5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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6.   If Amendment, Date of Original (Month/Day/Year)
     2/13/2002
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7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

Common Stock, par value $.001
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

        Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                  *If the form is filed by more than one reporting
                   person, see Instruction 5(b)(v).
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POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
 IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                           VALID OMB CONTROL NUMBER.


                                                                          (Over)
                                                                  SEC 1473(3-99)

FORM 3/A (CONTINUED) TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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
Options to acquire                                  Common Stock,
  Common Stock (1)       1/12/01    1/12/10           par value $.001      50,000            $ 6.75             D
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Options to acquire                                   Common Stock,
  Common Stock (2)       3/27/01    3/27/10            par value $.001     25,000            $ 6.75             D
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Options to acquire                                   Common Stock,
  Common Stock (2)       12/13/01   12/13/11           par value $.001      6,667            $14.15             D
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              Explanation of Responses:

              (1) These options were granted upon election as a Director of Genta Incorporated. These options are fully vested.

              (2)   These options were granted upon attendance to Genta
                    Incorporated Board of Director's meeting. These options are fully vested.


**       Intentional misstatements or omissions of facts constitute Federal
         Criminal Violations.

         See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


         /s/ Daniel D. Von Hoff                     February 13, 2002
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         **Signature of Reporting Person                   Date

              Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

              Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.